Exhibit 10.3
January 23, 2007
Mr. Joseph J. DeAngelo
2455 Paces Ferry Road
Atlanta, GA 30339
Dear Joe:
I am pleased to confirm The Home Depot, Inc.’s (“Home Depot” or the “Company”) offer and your acceptance of your appointment to Executive Vice President & Chief Operating Officer, effective immediately, reporting directly to me. Your new base annual salary will be $875,000, payable in equal bi-weekly installments, commencing January 29, 2007. Your next salary review will occur in February 2008.
In addition to your base salary, you will continue to participate in the Management Incentive Program (MIP) in accordance with its terms. Beginning in fiscal year 2007, your annual incentive target will be equal to 125% of your base salary, based upon achieving established goals. You will also continue to participate in the Company’s Long-Term Incentive Plan (LTIP) in accordance with its terms, which provides an incentive target of 75% of your base salary as of the beginning of the plan. To be eligible for payment of any MIP or LTIP incentive, you must be employed on the day on which the incentive is paid.
Upon your acceptance of this agreement, at the next regularly scheduled meeting of the Company’s Board of Directors in February 2007, you will receive a grant under the 2005 Omnibus Stock Incentive Plan of the greatest number of whole shares of restricted Home Depot common stock resulting from dividing $1,000,000 by the closing stock price on the grant date. The restrictions on 100% of these shares will lapse on the fifth anniversary of the grant date. Once these restrictions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable provisions of the plan and award document.
In addition to the standard benefits package for salaried associates, as an officer of the Company, you will continue to receive a death benefit only insurance policy and will continue participation in the Company’s executive life insurance and leased car programs. You are also eligible to continue participation in the Supplemental Executive Choice Program, which provides you with an annual supplemental benefit allowance. You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.

Mr. Joseph J. DeAngelo
January 23, 2007

You agree that you shall not, without the prior express written consent of the Executive Vice President, Human Resources of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation.
In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any Home Depot proprietary or confidential information to any future employer or third party or to take any such information, regardless of whether the information is in printed, written, or electronic form.
By accepting this offer you acknowledge that you will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company’s various merchandising, operations, financial, and/or other business processes. You further acknowledge that such proprietary and confidential information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. Consequently, you agree that you will not, for a period of twenty-four (24) months subsequent to your termination from the Company, regardless of the reason for the termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide executive or managerial services in the same or similar manner as you did for the Company to any company or entity engaged in any way in a business that competes with Home Depot, its parents, subsidiaries, affiliates or related entities (collectively referred to as the “Company”), in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company conducts business prior to your termination date, without the prior written consent of the Executive Vice President, Human Resources of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); RONA Inc.; B&Q; OBI; Homemart; Orient Home; Grainger; Ferguson; ServiceMaster; Menard, Inc.; Ace Hardware; True Value Company; and Wal-Mart.
You agree that you will not, for a period of thirty-six (36) months subsequent to your termination from Home Depot, regardless of the reason for the termination, directly or indirectly solicit or encourage any person who is an employee of the Company to terminate his or her relationship with the Company, or refer any such employee to anyone, without prior written approval from the Executive Vice President, Human Resources of the Company.
If the Company notifies you of its intention to terminate your employment involuntarily and without cause, you will be eligible to receive, in exchange for your execution of an agreement and general release in a form acceptable to the Company’s legal counsel, and provided that you are not in breach of the non-competition, non-solicitation, confidentiality or other provisions of this letter, the equivalent of twenty-four (24) months of base salary continuation. Said payments will be payable in equal installments over the Company’s normal payroll period cycle, provided, that the Company shall delay any payment provided for by this letter or take any other action it deems necessary to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, vesting of outstanding restricted stock and stock option awards that would have otherwise vested during the twenty-four month period following your termination date shall be accelerated.

Mr. Joseph J. DeAngelo
January 23, 2007

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign from the Company other than for good reason as defined below, regardless of when or why you have resigned from your employment. You are also not entitled to receive these payments or benefits if you are terminated from the Company “for cause.” For purposes of this agreement, termination “for cause” shall mean:
•	Conviction of any felony involving theft or moral turpitude

•	Conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to the Company

•	Willful conduct that constitutes a material violation of the Company’s mutual attraction policy, substance abuse policy, or compliance policies applicable to you which may be in effect at the time of the occurrence
If you terminate your employment with the Company for “good reason,” you will be entitled to the same benefits that you would be entitled to if you were involuntarily terminated by the Company without cause. “Good reason” shall mean, without your consent:
•	An assignment of your principal office outside the Atlanta Metropolitan area

•	A decrease in base salary or failure to pay the compensation provided for in this letter

•	An assignment to a position that does not report to the CEO
You must give at least 30 days written notice if you wish to terminate your employment for good reason and the Company shall have the right during the notice period to cure any purported good reason termination.
All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.
This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate this agreement with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.
This letter shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.
Furthermore, in the event that you breach any of the covenants described above, the Company shall be entitled to cease making any payments provided under this letter.

Mr. Joseph J. DeAngelo
January 23, 2007

We are excited about the opportunities that your leadership will bring to this role. Enclosed are duplicate originals of this letter. Please countersign one original and return it to us. The other original is for you.

Sincerely, THE HOME DEPOT, INC.
/s/ Frank Blake
Frank Blake
Chairman & Chief Executive Officer

pc:	Dennis Donovan Frank Fernandez Tim Crow
I accept this appointment to Executive Vice President & Chief Operating Officer.
/s/ Joseph J. DeAngelo
Joseph J. DeAngelo

Date Signed:	January 23, 2007